Email Copy for Review Variants Email 7: 8/07 Topic Email 7 – RVII IPO next week Sender: hello@tradepmr.com Audience Institutional IAR, Current TradePMR Client only - no prospects Subject Ideal max of 50 characters Robinhood Ventures Fund II IPOs August 13 Preview Text The Robinhood Ventures Fund II (RVII) is accepting indications of interest (IOI) now in Advisor IPO Access. Which logo? Robinhood | Robinhood Financial TradePMR by Robinhood Headline Optional. Ideal max of 38 characters Robinhood Ventures Fund II IPOs on August 13 Subheadline Optional (none) Body Required Hi {{.first_name}}, Robinhood Ventures Fund II (RVII) provides the opportunity to invest in early stage private companies for your clients. You can review RVII’s portfolio breakdown in Advisor IPO Access and submit indications of interest (IOI) for eligible client accounts directly in Fusion. Access to submit IOIs in Fusion will be closed on August 12, at 4:00PM EST. {Review RVII in Fusion} RVII’s strategy focuses on investing in a diversified portfolio of early-stage and growth-stage private companies, with a focus on current or previous participants in the Y Combinator startup accelerator program. Please see the fact sheet—designed to help you explain RVII with your clients and answer Filed pursuant to Rule 433 Registration File No. 333-297168 Free Writing Prospectus

questions they may have. Investing involves risk, including loss of principal. CTAs & Links Advisor IPO Access: https://fusion.tradepmr.com/trading/advisorIpoAccess/dde1b036-54e9-4021-95ff-9791 d5913019/fundAllocation See the fact sheet: https://www.tradepmr.com/hubfs/TPMR%20RVII%20Fact%20Sheet%20(Aug-2026)%2 0-%20FINAL_STAMPED%20copy.pdf Signature Optional TradePMR by Robinhood Entity Selection TradePMR by Robinhood Footer Disclosures FOR INSTITUTIONAL USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS RVII may not be suitable for all investors. There can be no guarantee RVII will achieve its investment objective or that RVII's management will produce the desired results. Robinhood Ventures Fund II (“RVII” or the “Fund”) has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-297168) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents RVII has filed with the SEC for more complete information about RVII and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus, when available, may be obtained by contacting Goldman Sachs & Co.; J.P. Morgan Securities LLC, Attention: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or email: prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146); Wells Fargo Securities LLC, 608 2nd Avenue South, Minneapolis, MN 55402, at 800-645-3751 (option #5) or email a request to WFScustomerservice@wellsfargo.com; or UBS Securities LLC, Attention: Equity Syndicate, 11 Madison Avenue, New York, NY 10010, by telephone at (888) 827-7275, or by email at ol-prospectus-request@ubs.com. Investors are advised to carefully consider the investment objectives, risks and charges and expenses of RVII before investing. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. An investment in the Fund is speculative and involves a high degree of risk with substantial risk of loss. See the prospectus here: https://www.sec.gov/Archives/edgar/data/2131040/000162828026051516/ck0002131 040-20260803.htm This communication includes “forward-looking statements,” including with respect to RVII’s proposed initial public offering. These statements include statements about RVII’s ability to register the public offering of its shares with the SEC and RVII’s intention to list on the NYSE. You can sometimes identify forward-looking statements through the use of words or phrases such as “will” or “expect” and similar words and expressions of the future. Forward-looking statements involve known and unknown risks, uncertainties and assumptions, including the risks outlined under “Risks” in the preliminary prospectus, which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement. RVII, Trade-PMR and Robinhood have no obligation, and do not undertake any obligation, to update or revise any forward-looking statement made in this communication to reflect changes since the date of this communication, except as required by law. RVII is a newly organized, externally-managed and diversified closed‑end fund that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended, investing in a diversified portfolio of early-stage and growth-stage private “Promising Companies.” This investment strategy entails limited information, illiquidity, valuation uncertainty, and risk of loss; shares and the value of the Fund’s Net Assets may be volatile and shares may trade at a discount or premium, and exposures may be via illiquid private vehicles with capital calls and extra fees. The Fund may use leverage, has limited operating history, and does not anticipate that it will pay dividends on a quarterly basis or become a predictable distributor of dividends, all of which can reduce or delay returns. “Net Assets” means the total assets of the Fund minus the Fund's liabilities.

A “Promising Company” means an early-stage or a growth-stage private company that, in the Adviser’s view, demonstrates significant growth potential based on the Adviser’s evaluation of various factors that may include the experience and track record of the founding team, market size, industry trends, product differentiation, commercial traction, and business model. The RVII investment strategy focuses on Promising Companies that are current or previous participants in the Y Combinator startup accelerator program or companies with a founder or co-founder that has participated in the Y Combinator startup accelerator program. RVII may invest in other Promising Companies as well. “Y Combinator” is a registered trademark of Y Combinator Management, LLC or its affiliates and is used by the Fund with permission. Y Combinator does not sponsor, endorse, or promote the Fund and has no responsibility for the management or performance of the Fund. Investing in early-stage private companies involves a high degree of risk and is not appropriate for all investors. Most early-stage companies fail, and investors could lose their entire investment. Because these companies are new and evaluated quickly, there is limited track record or information available before an investment is made, and any positive returns may take years to materialize, if they occur at all. All rights to the trademarks included herein, other than RVII’s trademarks, belong to their respective owners and our use hereof does not imply any endorsement by the owners of these trademarks. Securities trading offered through Trade-PMR, Inc., Member SIPC, a registered broker-dealer, and a subsidiary of Robinhood Markets, Inc. "TradePMR," "TradePMR, Inc.," and "TradePMR by Robinhood" are trade names used by Trade-PMR, Inc. Trade-PMR, Inc. is a wholly owned subsidiary of Robinhood Markets, Inc. Robinhood Ventures is the investment adviser for RVII. Robinhood Ventures is the dba name for Robinhood Ventures DE, LLC (“RHV” or “Adviser”). RHV is a wholly owned subsidiary of Robinhood Markets, Inc. Robinhood and its affiliates generally earn more money from affiliated funds (like RVII) than from unaffiliated funds.

Email Type Promotions | Transactional | Education: informational | Announcements Announcements Creative